                                                                    EXHIBIT 99.1

                        [Apache Corporation Letterhead]

APACHE ANNOUNCES MARKETING ALLIANCE WITH CINERGY

CONTACTS:
(Media): Tony Lentini (713) 296-6227
Bill Mintz (713/296-7276)
(Investor): Robert Dye (713) 296-6662

Houston (June 18, 1998) - Apache Corporation (NYSE: APA) today announced a new strategic alliance with Cinergy Corporation (NYSE: CIN) to market Apache's North American natural gas production.

Cinergy is acquiring Producers Energy Marketing LLC (ProEnergy) from Apache and Oryx Energy Company (NYSE: ORX), its current owners, and will continue to market the two companies' North American gas production for 10 years with an option to terminate the agreement after six years.

Cinergy is paying $42.5 million, subject to adjustments, for ProEnergy. Apache will take its 57 percent stake primarily in shares of Cinergy's common stock.

Cinergy will integrate its power marketing operations in Houston with ProEnergy's gas marketing operations. ProEnergy ranks among the top 30 gas marketers nationally, with sales of about 1.7 billion cubic feet (Bcf) of gas per day during 1997.

"ProEnergy has established itself as a significant player in its marketplace; this alliance represents the evolution of the organization," said G. Steven Farris, Apache president and chief operating officer.

"Cinergy is one of the nation's leading diversified energy companies," he said. "While our relationship with Cinergy is new, we have developed great respect for its integrity and credibility.

"We believe this long-term alliance will strengthen the ability of all parties to excel in their respective areas of competence," Farris said. "The combined marketing unit will have the size and resources to grow and compete in rapidly expanding markets."

Cinergy serves more than 14 million electric customers and 455,000 gas customers in Indiana, Ohio and Kentucky through its operating companies, Cincinnati Gas & Electric and PSI Energy. Cinergy's international investments include Midlands Electricity, which serves 2.2 million electric customers in the United Kingdom. It is an active power marketer, trading 56.6 million megawatt hours in 1997.

Apache Corporation is a large oil and gas independent with operations in North America, Egypt, Western Australia, Poland, People's Republic of China, Cote d'Ivoire and Indonesia. Its shares are traded on the New York and Chicago stock exchanges.

           -end-